Exhibit 2.6

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:26 PM 01/03/2020
FILED 01:26 PM 01/03/2020
SR 20200046847 - File Number 6382953

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Solutions Vending International, Inc., a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Solutions Vending International, Inc. a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and in the best interest of said corporation, and presenting said resolution to all stockholders eligible to vote of said corporation for consideration and execution by a written consent thereof. The resolution set forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH:" so that, as amended said Article shall be and read as follows:

"The total number of shares of stock which the corporation is authorized to issue is 60,000,000 shares of common stock. 40,000,000 of which are Class A Common Stock having a par value of $0.001 per share, and 20,000,000 of which are Class B Common Stock having a par value of $0.001 per share."

SECOND: That thereafter, pursuant to said resolutions of its Board of Directors, said resolutions were presented to, and accepted by, stockholders eligible to vote of said corporation for execution by a written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Solutions International Vending, Inc. has caused this certificate to be signed by an authorized officer this 30th day of December, 2019.

BY: ______________________

Name: Dawn Dickson
Authorized Officer